                                                                     Exhibit 4.3

                               GOVERNMENT OF INDIA
                           MINISTRY OF COMMUNICATIONS
                           AND INFORMATION TECHNOLOGY
                        DEPARTMENT OF TELECOMMUNICATIONS
                               TELECOM COMMISSION


                                LICENCE AGREEMENT

                                FOR PROVISION OF

                                INTERNET SERVICE
                         (Including Internet Telephony)

          NO. 820-49/2002-LR            DATED 1/4/2002
              -------------------------       ---------------------------
                          TOTAL PAGES THIRTY FOUR (34)

       For Satyam Infoway Limited             /s/ Ritu Pande
         /s/ Deepak Maheshwari                    1/4/2002
                1/4/2002                        (Ritu Pande)
         Authorised Signatory            Assistant Director General
                                        Dept. of Telecom, New Delhi

                                    CONTENTS

1.   Licence Agreement                                                        3
2.   Schedule 'A' - Service Area                                              8
3.   Schedule 'B' - Quantum of Licence                                        9
4.   Schedule 'C'

     PART  I     -           DEFINITIONS                                     10

     PART II     -           TERMS AND CONDITIONS

     Cond.         -     Requirement to provide the service                  14
                   -     Security consideration                              15
                   -     Application of the Indian Telegraph Act             17
                   -     Prohibition of certain activities                   18
                   -     Application of the TRAI Act                         19
                   -     Internet Telephony Services                         20
     Cond.       2 -     Acceptance Testing and Quality Assurance            21
      "          3 -     Delivery of the Services                            21
      "          4 -     Compliant Booking and Treatment                     22
      "          5 -     Right to Inspect                                    22
      "          6 -     Force - Majeure                                     22
      "          7 -     Interconnection with other networks                 23
      "          8 -     Requirement of Furnish Information to               24
                         The Licensor / Telecom Authority

      "          9 -     Extension of Licence                                25
      "          10 -    Termination of licence                              25
      "          11 -    Disputes with other parties                         27
      "          12 -    Arbitration of Disputes                             28
      "          13 -    Financial Conditions                                28
      "          14 -    Set Off                                             30
     PART - III  COMPLIANCE STATEMENT                                        31

5.   Schedule 'D' - Proforma for Performance Bank Guarantee                  32

                                LICENCE AGREEMENT

            THIS AGREEMENT made on the 1st day of April 2002 between the President of India acting through Assistant Director General (LR- ) , Ministry of Communications, Department of Telecommunications, Sanchar Bhavan, 20, Ashoka Road, New Delhi-110 001 (hereinafter called the LICENSOR) of the ONE PART

                                       And

M/s Satyam Infoway Ltd.                                                 a
   ---------------------------------------------------------------------
company registered under the Companies Act 1956 and having its registered office at 2nd Floor, Mayfair Centre, 1-8-303/36, S.P. Road, Secunderabad - 500003
  -----------------------------------------------------------------------------
(hereinafter called the LICENSEE which expression shall unless repugnant to the context, include its successor in business, administrators, liquidators and assigns or legal representatives) of the OTHER PART.

            WHEREAS pursuant to the request of the LICENSEE, the LICENSOR has agreed to grant licence to the LICENSEE on the terms and conditions appearing hereinafter to establish, maintain and operate Internet Service (hereinafter called the SERVICE) in the country of India as given in Schedule "A" annexed hereto and the LICENSEE has agreed to accept the same.

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:

1. In consideration of observance of mutual covenants as well as payment of the licence fee payable in terms of schedule `B' and due performance of all the terms and conditions on the part of the LICENSEE, the LICENSOR does, hereby, grant on non-exclusive basis, licence to establish, maintain and operate Service in the area given in Schedule "A",on the terms and conditions mentioned in Schedule "C" annexed hereto.

2. The licence is granted initially for a period of 15 years unless terminated for default or for insolvency or for convenience or for tranfer of the licence under the provisions of condition "12" of Part II, Schedule "C". If requested by LICENSEE, extension of the Licence , unless terminated earlier under condition "10" of the Schedule "C" Part --II, may be granted by the LICENSOR at suitable terms and conditions for a period of FIVE YEARS or more at one time. The decision of the LICENSOR in this respect shall be final. The Licensor may extend or refuse the extension of the Licence on request of the licensee received latest by the end of 14TH YEAR from the effective date and in the absence of such request for extension, the Licence shall automatically be terminated as per due date.

3. The licence shall be governed by the provisions of the Indian Telegraph Act 1885, Indian Wireless Telegraphy Act 1933 and TRAI Act 1997 as modified from time to time.

4. Unless otherwise stated or appearing from context, all the schedules annexed hereto including the certificates given along with application form and Guide lines on Internet service no.845-51/97-VAS as well as Guidelines for issue of permission to offer Internet Telephony Services dated 21st March, 2002 will form part and parcel of this agreement. Provided, however, in case of conflict or variance on an issue relating to this agreement, the terms set out in the main body of this agreement read with all the Schedules annexed hereto shall prevail.

5. In this Agreement, words and expressions will have the same meaning as is respectively assigned to them in Schedule "C".

6. The LICENSOR may at any time revoke the Licence by giving a written notice of 30 days after affording a reasonable opportunity of hearing on the breach of any of the terms and conditions herein contained or in default of payment of any consideration payable by the Licensee as provided hereunder.

7.1 The LICENSEE shall clearly indicate the specifications of the SERVICE to the subscribers at the time of entering into contract with such subscriber.

7.2 In case of any complaint or dispute with regard to the Service from any subscriber of the service, such complaint or dispute shall be a matter between such subscriber of the service and the licensee only. The Government/licensor, DOT, MTNL, VSNL or any other service provider licensed to provide connectable systems shall not be party to any such complaint/dispute. The licensee shall be responsible to suitably notify the above to all his subscribers of the service before registering a request for and provisioning of the service.

7.3 The Licensee shall be solely responsible for installation, networking and operation of necessary equipment and systems, treatment of subscribers' complaints, issue of bills to its subscribers, collection of the revenue, attending to claims and damages arising out of the services provided by him. The LICENSEE shall make its own arrangements for all infrastructures involved in providing the SERVICE. Further the Licensee shall clearly display and publicise major specifications of subscriber terminal equipment at his premises which are necessary for interworking/interfacing to telephone network.

8. The licensee shall be free to fix his own tariff to be charged from subscribers. The tariff shall be left open to be decided by market forces. However, the TRAI (Telecom Regulatory Authority of India) may review and fix a tariff at any time during the validity of the licence which shall be binding on the Licensee.

8.1 The licensee shall be responsible to obtain its own IP address and domain name from the competent authorities. In case the IP addresses are taken from the Department of Telecommunications, the same are non-portable and have to be returned to DOT at the termination of connectivity contract.

9. The Performance Bank Guarantee of requisite amount shall be furnished from time to time by the LICENSEE as required under the terms and conditions of this Licence Agreement and in the proforma as provided in Schedule `D' annexed hereto.

            10. The LICENSEE shall not , without the prior written consent (can be granted only as described below) of the Licensor, either directly or indirectly, assign or transfer its rights in any manner whatsoever to any other party or enter into any agreement for sub-licence and / or partnership relating to any subject matter of the licence to any third party either in whole or in part. Any violation of this term shall be construed as a breach of Licence Agreement and the licence shall be liable for termination. Provided, however, that installation of systems, equipment and network can be given on contract, but, providing the SERVICE can not be given to another party on contract. Provided, further, that the licensee can always employ or appoint agents and servants.

               Provided that the aforesaid written consent permitting transfer or assignment will be granted

(i) In accordance with the terms and conditions and procedures described in Tripartite Agreement if duly executed amongst LICENSOR, LICENSEE and LENDERS.

(ii) Whenever a merger of two licensee or other (Indian) companies is approved vide High Court but no compromise in competition occurs in the provision of service.

            11. The LICENSOR reserves the right to, in case of a default of any of the terms and conditions stipulated in the Licence Agreement, impose any penalty as it may deem fit under the provisions of this agreement.

             12. Notwithstanding anything contained hereinbefore, it is further agreed and declared by the parties that:-

            (i) The licence is issued on non-exclusive basis i.e. other vendors may be granted licence for the same service in the same area at the discretion of the Licensor. DOT itself or through a designated Public Authority, has the right to operate the service in any/all service areas.

            (ii) The LICENSOR reserves the right to modify at any time the terms and conditions of the licence covered under Schedule "A", "B", "C" and "D" annexed hereto , if, in the opinion of the LICENSOR, it is necessary or expedient to do so in the interest of the general public or for the proper conduct of telegraphs or on security consideration, provided further that the licensor reserves right to review the terms of this agreement based on the policy of further liberalization whenever articulated in the context of New Telecom Policy.

         (iii) Notwithstanding anything contained anywhere else in the Licence Agreement, the LICENSOR's decision shall be final on all matters relating to this Agreement and application of terms and conditions herein.

            (iv) The LICENSOR reserves the right to take over the entire services, equipment and networks of the LICENSEE, in part or in whole of the Service Area, or revoke/terminate/suspend the licence in the interest of national security or in the event of a national emergency/war or low intensity conflict or any other eventuality in public interest as declared by the Government of India. The specific orders or directions from the Government issued under such conditions shall be applicable to the LICENSEE.

      13. Individuals or groups of organisations both in private and Government sectors are permitted to deploy, indigenous or imported, encryption equipments for providing secrecy in transmission up to a level of encryption to be specified by Telecom Authority. However, if encryption equipments of levels higher than specified are to be deployed, individuals/groups/organisations shall obtain Government clearance and shall deposit one set of keys with the Telecom Authority.

      14. In supersession of any thing provided elsewhere, the effective date of this licence shall be 12/11/1998. The licence shall expire on 11/11/2013.

      15. The Licence is granted to the LICENSEE on the condition that any change in the Indian Partners or their equity participation should be as stipulated in the Indian Companies Act 1956.

            The LICENSEE shall be responsible to ensure that the total foreign equity in the LICENSEE Company does not, at any time, exceed 74% of the total equity, whenever it is likely to set up or has set up International gateways.

            The present Indian & Foreign partners/promoters and their equity held in the LICENSEE Company as intimated by the company are recorded as follows:-

Promoter/partner                    Indian/Foreign                      Equity held in the
                                                                        LICENSEE Company
                                    As per Annexure 'A' enclosed


      16. All matters relating to this licence will be subject to jurisdiction of Courts in Delhi/New Delhi only.

17. This license agreement replaces the old ISP license agreement
No 820-49/98-LR dated 12/11/1998, direction No. 820-1/98-LR(Pt.II) dated
6th August, 1999 and Amendments No : 820-1/98-LR dated 10th October, 2001, 5th November, 2001 and 8th March, 2002 and the old license is hereby cancelled with effect from today.



            IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed through their respective authorised representatives the day and year first above written.

                  Signed and Delivered for and on behalf of President of India

                 Mrs. Ritu Pande                             For Satyam Infoway Limited
            By   _____________________                       /s/ Deepak Maheshwari
                 Assistant Director General(LR    ), DOT     Authorised Signatory

                                                             /s/ Ritu Pande
                                                             1/4/2002
                                                             (Ritu Pande)
                                                              Assistant Director General
                                                              Dept. of Telecom, New Delhi

                                     Satyam Infoway Ltd.
            Signed on behalf of M/s _____________________________
               Deepak Maheshwari
            By____________________________________, holder of General Power of

                            12 June 2001
            Attorney dated ________________executed in accordance with the Resolution No.____________ dated _____________passed by the Board of Directors, in the presence of :-

            Witnesses:

              /s/ [Illegible]
            1.________________________________

              /s/ [Illegible]
            2.________________________________


                                   SCHEDULE A

                SERVICE AREA

            The service area under the scope of this licence is _______________________________________. For the purpose of providing the service, the licensee may install his equipment anywhere within the service area. However, the subscribers will be responsible for procurement of Customer Premises Equipment (CPE). The leased line subscribers of the service shall be located within the service area. However, this restriction does not apply to dial up subscribers.

                               ...................

                                  SCHEDULE 'B'

            1.1 QUANTUM OF LICENCE FEE AND SCHEDULE OF PAYMENTS

         (i) The licence fee is payable by the licensee in consideration for grant of this licence, for the complete duration for which this licence is granted. This has no relation to the actual start/provision of service by the licensee or any mutual obligations between the licensee and any other service provider/DOT/MTNL/VSNL/Departments of the Central or State Government/local or statutory bodies.

         (ii) The Telecom Authority has decided to waive the Licence Fee for a period up to 31.10.2003 and a nominal licence fee of One Rupee per annum will become payable from 01.11.2003; however, the Telecom Authority reserves the right to review an impose license fee including Universal Service Obligation
(USO) levy anytime during the validity of the license, which decision with its terms and conditions, shall be binding on the license.

                                  SCHEDULE 'C'

              PART I: DEFINITIONS, INTERPRETATIONS AND PROVISIONS
                      RELATING TO THE CONDITIONS

            Unless the context otherwise requires, the following expressions shall have the meaning assigned to them in these conditions:-

            1. APPLICABLE SYSTEMS: The "applicable system" means all the necessary equipments/systems engineered to provide INTERNET Service as per operational/technical and quality requirements and other terms and conditions of the licence agreement and as laid down in the Guidelines for INTERNET Service No.845-51/97-VAS as well as Guidelines for Issue of permission to offer Internet Telephony Services dated 21st March, 2002.

            2. BSNL means Bharat Sanchar Nigam Limited.

            3. BSO means Basic Service Operators.

            4. CMSO means Cellular Mobile Service Operators.

            5. CONNECTABLE SYSTEM means a telecommunication system which is authorised to be run under a licence which can be connected to the applicable system.

            6. CPE means Customer Premises Equipment.

            7. THE AUDITOR means the Licensee's auditor for the time being appointed in accordance with the requirements of the Companies Act, 1956.

            8. DIAS: DOT's Gateway Internet Access Services.

            9. DIRECT EXCHANGE LINE (DEL): A telephone connection between the subscriber's terminal equipment and a local exchange.

            10. DOMAIN NAME: Domain names in India are at present registered by NCST (National Centre for Software Technology), Mumbai, who allot the same to legitimate IP address holder on receipt of a written application.

            11. DOT means Department of Telecommunications, India, Government of India and /or its successors as the Licensor.

            12. EFFECTIVE DATE: The date on which this Licence Agreement is signed by the parties and if the parties have signed on different dates, the latter of the two dates.

            13. EMERGENCY means an emergency of any kind, including any circumstances whatever resulting from major accidents, natural disasters and incidents involving toxic or radio-active materials.

            14. EMERGENCY SERVICES means in respect of any locality, the relevant public, police, fire, ambulance and coast guard services for that locality.

            15. ENGINEERING; The technical application of the dimensioning rules and results thereof in order to provide the specified GRADE OF SERVICE(G.O.S.).

            16. GIAS; VSNL's Gateway Internet Access Services.

            17. INTERNET: Internet is a global information system that:

            * is logically linked together by a globally unique address, based on Internet Protocol (IP) or its subsequent enhancements/upgradations;

            * is able to support communications using the Transmission Control Protocol/Internet Protocol (TCP/IP) suite or its subsequent enhancements/upgradations, and all other IP compatible protocols; and

            18. IP ADDRESSES: Operation of Internet Service requires IP addresses which is at present a 32 bit binary address. This address is required for each permanent connection on Internet. Typically, it is required for ports of routers and other ISP equipment and also for leased line connections to be provided to end users.

            19. ISP: means Internet Service Provider licensed to provide Internet Service under this licence.

            20. ISDN means Integrated Service Digital Network.

            21. LICENCE means a licence granted or having effect as if granted under Section 4 of the Indian Telegraph Act 1885 and Indian Wireless Telegraphy Act 1933.

            22. LICENSEE: A registered Indian Company that has been awarded licence for providing the SERVICE.

            23. LICENSOR shall refer to the President of India acting through any authorised person, who granted Licence under Section 4 of Indian Telegraph Act 1885 and Indian Wireless Telegraphy Act 1933, unless otherwise specified.

            24. LOCAL AREA: Local Area is the Short Distance Charging Area
(SDCA) of Department of Telecommunication.

25. MESSAGE means anything falling within Sub Clause/paragraph (3) of Section 3 of the Indian Telegraph Act 1885.

            26. MTNL means Mahanagar Telephone Nigam Limited.

            27. NLDO means National Long Distance Operator.

            28. OPERATOR means any person who is authorised by the LICENSOR to run a Relevant Connectable System.

            29. PC means Personal Computer.

            30. PLMN means Public Land Mobile Network.

            31. PMRTS means Public Mobile Radio Trunking Service

            32. PSTN means Public Switched Telephone Network.

            33. QoS means Quality of Service.

            34. SERVICE AREA: Separate licences shall be granted to any applicant company for each service area. For this purpose, the country has been divided into separate service areas in three categories as indicated below:-

            (i) Category "A" -- This covers the territorial jurisdiction of the Union of India except specified areas that may be notified to be excluded from time to time.

            (ii) Category "B" - Any of the 20 Territorial Telecom Circles, four Metro Telephone Districts of Delhi, Mumbai, Calcutta or Chennai and four major telephone districts of Ahmedabad, Bangalore, Hyderabad or Pune are Category `B' service areas.The four Metro Telephone Districts (Delhi, Mumbai, Calcutta & Chennai) are not part of any Telecom Circle, whereas the four major Telephone Districts (Ahmedabad, Bangalore, Hyderabad & Pune) are part of respective Telecom Circles.

            (iii) Category "C" Service Area -- Any Secondary Switching Area
(SSA) of DOT with geographical boundaries as on 1.4.98, will form a separate category "C" Service Area with the exception that each of the four Metro Telephone Districts of Delhi, Mumbai, Calcutta & Chennai and of four major Telephone Districts of Ahmedabad, Bangalore, Hyderabad & Pune of the DOT with geographical boundaries as on 1.4.98, will form a separate category "B" Service Area.

            Applicants will be required to submit separate application for each service area. The ISP will be required to set up his nodes i.e., Routes/servers within the geographical limits of the service area. An applicant company may be granted any number of licences. Also, there shall be no limit on number of licences that can be granted in a particular service area. The leased line subscribers shall be from within the service area. However, the ISP can offer dial up service from any part of the country.

            Existing E-Mail and VSAT Service Licensees may also obtain separate ISP Licence for any number of the above mentioned service areas subject to fulfilment of eligibility criteria.

            35. SERVICES OR SERVICE means Internet Access/content services including Internet telephony as mentioned in Clause 1.14 of Schedule 'C'

            36. SERVICE PROVIDER means the Government and includes a licensee.

            37. SIP means Session Initiated Protocol.

            38. SUBSCRIBER- Subscriber means any person or legal entity who avails the service from the licensee.

            39. TELECOM AUTHORITY: The Director General, Telecommunications, Government of India and includes any officer empowered by him to perform all or any of the functions of the Telegraph Authority under the Indian Telegraph Act, 1885 or such other authority as may be established by law.

            40. TECHNICAL SPECIFICATIONS: As laid down in the Guidelines for INTERNET Service No.845-51/97-VAS.

            41. TARIFF: Charges payable by a subscriber for the service provided.

            42. TRAI -- means the Telecom Regulatory Authority of India established under the TRAI Act, 1997.

            43. VALIDITY OF THE LICENCE: The period for which this licence is effective.

            44. VSNL- means "Videsh Sanchar Nigam Ltd."

            45. ILDO - means International Long Distance Operator.

            46. W.P.C. means Wireless Planning & Co-ordination Wing of the Ministry of Communications and Information Technology, Department of Telecommunications, Government of India.

                                  SCHEDULE "C"

PART II:    TERMS AND CONDITIONS

CONDITION 1: REQUIREMENT TO PROVIDE THE SERVICE

      1.1 The LICENSEE shall commission the Applicable Systems within 24 months from the effective date of the licence and offer the service on demand to its customers.

      1.2 LICENSEE shall be solely responsible for the installation, networking and operation of necessary equipment and systems, treatment of the subscribers' complaints, issue of bills to its subscribers, attending to claims and damages arising out of his operation. The LICENSEE shall make its own arrangements for all infrastructures involved in providing the SERVICE.

      1.3 For the purpose of providing the SERVICE, the LICENSEE shall install his own suitable equipment so as to be compatible with the other service providers' equipment and connect the same DIAS or GIAS or a Gateway owned by a public/Government organisation for routing International Internet Traffic. Private ISPs are also allowed to set up International Gateways after obtaining security clearance/approval from Authority.

      1.3.1. Internet Subscribers can procure their own terminal equipment or lease the same from the ISP.

      1.4. In the process of operating the SERVICE, the LICENSEE shall be responsible for:-

         (i) The installation of the Internet Nodes i.e., routers/Servers etc.

         (ii) the proper operation and maintenance of his network infrastructure;


      1.5 If the LICENSEE has, in addition, leased or rented other telecommunication resources from the DOT/MTNL/VSNL or any other Telecom Service Provider authorised by the Government of India, purely for the purposes of providing the service and networking its geographically dispersed equipment, such resources will be a matter between the ISP and the service provider(s) and will be subject to tariff as fixed by DOT/MTNL/VSNL/other Telecom Service Provider from time to time.

      1.6 "WARRANTY AS TO QUALITY":- The LICENSEE shall warrant that SERVICES to be provided by him shall be of the acceptable grade, consistent with the established and generally accepted standards.

      1.7 The licensee shall provide to the Telecom Authority, a monthly report indicating the details of ISP nodes or points of presence with their locations. In case new nodes are to be installed, one month prior notice is required to be given to the licensor.

      1.8 The billing disputes or differences, between the LICENSEE and its subscribers will be settled amongst themselves.

      1.9. MTTR (Mean Time To Restore):

      1.9.1. 90% of faults resulting due to subscribers complaints should be rectified within 24 hours and 99% within 3 days.

      1.9.2 The Licensee will keep a record of number of faults and rectification reports in respect of each service area and produce the same to the Authority as and when required.

      1.10 SECURITY CONSIDERATION:

      1.10.1 Individuals/Groups/Organisations are permitted to use as customer encryption up to 40 bit key length in the RSA algorithms or its equivalent in other algorithms without having to obtain permission. However, if encryption equipments higher than this limit are to be deployed, individuals/groups/organisations shall do so with the permission of the Telecom Authority and deposit the decryption key, split into two parts, with the Telecom Authority.

      1.10.2 The LICENSEE shall provide to the LICENSOR, location details of the equipment provided by ISP. Implementation of any installation of the concerned equipment and execution of the concerned project shall be taken up only after the approval by the LICENSOR and locations of these centres shall not be changed without prior approval of the LICENSOR. This requirement shall be applicable only to such areas as are sensitive from security point of view, as may be notified from time to time by the LICENSOR. In the interest of national security, the ISPs shall block Internet sites and/or individual subscribers, as identified and directed by the Telecom Authority from time to time.

      1.10.3 Each ISP must maintain a log of all users connected and the service they are using (mail, telnet, http etc.). The ISPs must also log every outward login or telnet through their computers. These logs, as well as copies of all the packets originating from the Customer Premises Equipment (CPE) of the ISP, must be available in REAL TIME to Telecom Authority. Type of logins, where the identity of the logged-in user is not known, should not be permitted.

      1.10.4 The LICENSEE shall provide necessary facilities to the Government to counteract espionage, subversive act, sabotage or any other unlawful activity. The said facilities to be provided by the LICENSEE will depend upon the specific situation at the relevant time. Type and extent of facility(ies) required shall be at the sole discretion of the Government of India.

    1.10.5 The LICENSEE shall not use any hardware/software which are identified as unlawful and/or render network security vulnerable. The LICENSEE shall make available, on demand, to the agencies authorised by the Government of India, full access to the equipment provided by the ISP for technical scrutiny and detailed inspection.

    1.10.6 All foreign personnel likely to be deployed by the LICENSEE for installation, operation and maintenance of the LICENSEE's network shall be required to obtain security clearance by the Government of India prior to their deployment. The security clearance will be obtained from the Ministry of Home Affairs, Government of India.

    1.10.7 Software used by each ISP shall conform to a set of latest operational requirements which will be periodically published by the Telecom Authority.

    1.10.8 LICENSOR shall have the right to take over the SERVICE, equipment and networks of the LICENSEE either in part or in whole of the Service Area as per directions if any, issued in the public interest or national security by the Government in case of emergency or war or low intensity conflict or any other eventuality. Provided any specific orders or direction from the Government issued under such conditions shall be applicable to the LICENSEE and shall be strictly complied with.

   1.10.9 LICENSOR reserves the right to modify these conditions or incorporate new conditions considered necessary in the interest of national security.

   1.10.10 On Security related issues, an Inter-Ministerial Committee shall be set up consisting of the representatives of DOT, Cabinet Secretariat, MHA, MOD, DOE and NIC and representatives from NASSCOM to look into the technical aspects of monitoring of communications in this sector (including Internet) to enable the setting up of the monitoring infrastructure (which, in many cases, would have to be funded by the ISPs). Any condition imposed by this Inter-Ministerial Committee during the validity of the licence shall be binding on the licensee.

1.10.10.1 MONITORING FACILITIES.

(a) AT EACH - INTERNATIONAL GATEWAY LOCATION AND/OR ISP NODE WITH A ROUTER/SWITCH HAVING AN OUTBOUND CAPACITY OF 2 Mbps OR MORE:

(i) Every international gateway location and/or the ISP node with a router/switch having a capacity of 2 Mbps or more shall be equipped with a monitroing Centre at the cost of the ISP. Suitable appropriate monitoring system is to be set up be ISPs carrying Internet telephony traffic through their Internet gateways and/or ISP nodes at their own cost, as per the requirement of the security agencies and the cost of maintenance of the monitoring equipment and infrastructure at the monitoring centre located at the premises of the licensee shall be borne by the ISP.

(ii). Office space of 10 feet x 10 feet with adequate uninterrupted power supply and air-conditioning which will be physically secured and accessible only to the monitoring agencies will have to be provided by the ISP at each location, free of cost.

(iii). In-addition to the equipment, one local exclusive telephone line is to be made available by the ISP at the monitoring centre, the cost to be borne by the ISPs.

(iv). The cost of maintenance of the equipment and infrastructure mentioned above at monitoring centre located at the premises of the ISP is to be borne by the ISP.

(v). Each router/switch of the ISP should be connected by the LAN operating at the same speed as the router/switch, the monitoring equipment will be connected to this network.

(vi). For a national ISP or an ISP having multiple nodes/point of presence, if it is possible to monitor the traffic in all the Routers/switches from a central location, a central monitoring centre would be acceptable. However, in such a case, the ISP would, at the outset, be able to demonstrate to the Telecom Authority that all routers/switches are accessible from the central monitoring centre. Moreover, the ISPs would have to inform the Telecom Authority of every change that takes place in their topology/configuration, and demonstrate that all routers/switches continue to be accessible from the central monitoring centre. The decision of Telecom Authority will be final on the issue.

(b) AT LOCATION WHERE THE ISP NODE ROUTER/SWITCH HAS AN OUTBOUND CAPACITY LESS THAN 2 Mbps:

      At locations where the ISP node has router/switch with outbound capacity less than 2 Mbps, the ISPs shall provide (I) a LAN, (ii) office space of 10 feed by 10 feet and (iii) a local exclusive telephone line, all at the cost of the ISP. The monitoring equipment will be provided by the monitoring/security agencies.

1.10.11 The Internet nodes on places of security importance (as identified by security agencies from time to time) would be routed through VSNL/BSNL only. Interconnection of these nodes to other nodes within the country directly is not permitted. As on date these areas are Punjab, J&K and North Eastern States, Border areas of Rajasthan, Andaman and Nicobar Island and coastal areas of Gujarat and Tamil Nadu.

     1.11 APPLICATION OF INDIAN TELEGRAPH ACT:

    1.11.1 The LICENSEE shall furnish all necessary means and facilities as required for the application of provisions of Section 5(2) of the Indian Telegraph Act, 1885, whenever occasion so demands.

          At present Section 5(2) of Indian Telegraph Act reads as follows:

       "on the occurrence of any public emergency or in the interest of public safety, the Central Government or a State Government or any officer specially authorised in their behalf by the Central Government or a State Government may, if satisfied that it is necessary or expedient to do so in the interests of the sovereignty and integrity of India, the security of the State, friendly relations with foreign states or public order or for preventing incitement to the commission of an offence for reasons to be recorded by order, direct that any message or class of messages to or from any person or class of persons or relating to any particular subject, brought for transmission by or transmitted or received by any telegraph, shall not be transmitted or shall be intercepted or detained or shall be disclosed to the Government making the order or an officer thereof mentioned in the order:

              Provided that press messages intended to be published in India , or correspondents accredited to the Central Government or a State Government shall not be intercepted or detained, unless their transmission has been prohibited under this sub-section."

    1.11.2 The LICENSEE shall frame a set of commercial code that govern registration, provisioning and tariffication for the services offered to the public. This should be done before commercial launch of the service and shall be consistent with the terms and conditions of licence.

    1.11.3 Nothing provided and contained anywhere in this Licence Agreement shall be deemed to affect adversely anything provided or laid under the provisions of Indian Telegraphs Act, 1885 or any other law in force, as enacted/amended from time to time.

1.12 PROHIBITION OF CERTAIN ACTIVITIES BY THE LICENSEE.

1.12.1 The LICENSEE shall not engage provision of any other Telecom SERVICE unless so licensed.

1.12.2 For the avoidance of doubt, it is, hereby declared that nothing contained in Condition 1.12.1 above shall preclude the LICENSEE from engaging in advertising and promotional activities relating to any of the Applicable Systems.

1.12.3 Voice communication from anywhere to anywhere by means of dialing a telephone number (PSTN/ISDN/PLMN) as defined in National Numbering Plan is not permitted :

1.12.4. Originating the voice communication service from a Telephone in India is not permitted;

1.12.5. Terminating the voice communication to Telephone within India is not permitted;

1.12.6 Establishing connection to any Public Switched Network in India and/or establishing gateway between Internet & PSTN/ ISDN/PLMN in India, is not permitted.;

1.12.7 Use of dial up lines with outward dialing facility from nodes is not permitted ;

1.12.8. Interconnectivity is not permitted between ISPs who are not permitted to offer Internet Telephony Services.

1.12.9 Obscene material and applicability of Cyber Laws:

              The LICENSEE shall ensure that objectionable, obscene, unauthorised or any other content, messages or communications infringing copyright, Intellectual property right and international & domestic cyber laws, in any form or inconsistent with the laws of India, are not carried in his network, the ISP should take all necessary measures to prevent it. In particular, LICENSEE is obliged to provide, without delay, all the tracing facilities of the nuisance or malicious messages or communications transported through his equipment and network, to authorised officers of Government of India/State Government, when such information is required for investigations of crimes or in the interest of national security. The licence shall be governed by the provisions of the Information Technology (IT) Act 2000, as modified from time to time. Any damages arising out of default on the part of licensee in this respect shall be sole responsibility of the licensee.

      1.12.10 The use of the network for anti-national activities would be construed as an offence punishable under the Indian Penal Code or other applicable law. The networks cannot be used in such a manner as to endanger or make vulnerable a networked infrastructure. Acts such as break-ins or attempted break-ins of Indian networks shall be regarded as an anti-national act and shall be dealt with in accordance with the Indian Penal Code. ISPs must ensure that their services are not used for such purposes.

     1.12.11 In case any confidential information is divulged to the LICENSEE for proper implementation of the Agreement, it shall be binding on the LICENSEE, its sub-contractors, agents and servants to maintain its secrecy and confidentiality.

1.13 APPLICATION OF THE TRAI ACT 1997

The licence shall be governed by the provisions of the TRAI Act, 1997, as modified from time to time. The attention of the licensee is specifically drawn to the following provisions of the TRAI Act 1997 which reads as follows:-

Section 11.(1) Notwithstanding anything contained in the Indian Telegraph Act 1885, the functions of the Authority shall be to --

(a) ensure technical compatibility and effective inter-connection between different service providers;

(b) protect the interest of the consumers of telecommunication service;

(c) monitor the quality of service and conduct the periodical survey of such provided by the service providers; inspect the equipment used in the network and recommend the type of equipment to be used by the service providers

Section 12(1) Where the Authority considers it expedient to do so, it may, by order in writing,-

call upon any service provider at any time to furnish in writing such information or explanation relating to its affairs as the Authority may require; or appoint one or more persons to make an inquiry in relation to the affairs of any service provider; and

(c) direct any of its officers or employees to inspect the books of account or other documents of any service provider.

1.14 INTERNET TELEPHONY SERVICE.

1.14.1 Internet Telephony is a service to process and carry voice signals offered through public Internet by use of Personal Computer (PC) or IP based Customer Premises Equipments (CPE) connecting the following:

         (a)  PC to PC; within or outside India
         (b)  PC in India to Telephone outside India
         (c) IP based H.323/SIP Terminals connected directly to ISP nodes to similar Terminals; within or outside India.

Internet Telephony is a different service in its scope, nature and kind from real time vice service as offered by other licensed operators like Bso, CMSO, NLDO, ILDO and PMRTS.

Except whatever is described in conditions 1.14.1 and 1.14.2 herein above, no other form of Internet Telephony is permitted.

1.14.4. Addressing scheme for Internet telephony shall only conform to IP addressing Scheme of Internet Assigned Number Authority (IANA) exclusive of National numbering Scheme/plan applicable to subscriber of Basic/cellular telephone Service.

CONDITION -- 2: ACCEPTANCE TESTING & QUALITY ASSURANCE:

2.1 ACCEPTANCE TESTING:

                 The Acceptance Testing of any interface equipment connected to the DOT network will be carried out by the Acceptance Testing party of the DOT. The Acceptance Testing schedule shall be mutually agreed. Adequate time, not less than 30 days, will be given by the licensee for these tests.

2.2 QUALITY ASSURANCE:

The Telecom Authority shall have right to check and measure the quality of service provided by the licensee at any time during the currency of the licence.

                 The LICENSEE shall submit to the LICENSOR a half yearly report on the quality of SERVICE offered to its subscribers indicating the levels of performance achieved.

            CONDITION 3: DELIVERY OF THE SERVICES

3.1 The LICENSEE shall be responsible for installation, testing and commissioning of all the equipment to provide the services. It will be the responsibility of the Licensee to obtain IP address, domain name etc. from competent authority. (In case the IP addresses are taken from the Department of Telecommunications, the same are non-portable and have to be returned to DOT at the termination of connectivity contract. ) However, all performance tests required for successful commissioning of the service may also be carried out by the LICENSOR, if it so desires, before the services are commissioned for public use. The LICENSEE shall supply all necessary literature, drawings, installation materials regarding the equipment installed for commissioning of the services. The LICENSEE shall supply all the tools, test instruments and other accessories to the testing party of the LICENSOR for conducting the tests.

3.2 The licensee shall provide service within 18 months from the date of signing of the licence agreement. Date of commercial launch will be the date on which full commercial services are provided to the subscribers.

3.3 The list of performance tests will be furnished by the LICENSEE one month prior to the date of commissioning to the LICENSOR.

3.4 In case the Licensor chooses to conduct performance test, delay caused due to rectification of deficiencies, if any, in the commissioning/provision of SERVICES, will be to the account of the LICENSEE.

       3.5 The LICENSEE shall provide the SERVICE in the Service Area to any individual or legal person including customers located in Rural Belt(s) of the licensed service area without any discrimination unless directed by the LICENSOR in writing to so refuse.

      3.6 The LICENSEE indemnifies the LICENSOR against all actions brought against the LICENSOR for breach of privacy or unauthorised interruption of data transmitted by the subscribers.

            CONDITION 4:  COMPLAINT -- BOOKING AND TREATMENT

     4.1 The LICENSEE shall be responsive to the complaints lodged by his subscribers. He shall rectify the defects within the MTTR specified.

     4.2 The LICENSEE shall equip himself with adequate system to deal with the complaints from his subscribers, test the part of the equipment and external plant wherever relevant, and take necessary corrective measures to bring the faulty elements back into satisfactory operation. It shall maintain the history sheets for each installation, statistics and analysis on the overall maintenance status.

     4.3 The Licensee shall log all complaints reported by his subscribers chronologically and with details of action taken on the same.

            CONDITION  5:  RIGHT TO INSPECT

                 The LICENSOR, or its authorised representative shall have the right to inspect the internet nodes set up by the Licensee to give service to his subscribers. The LICENSOR shall, in particular but not limited to, have the right to have access to leased lines, junctions, terminating interfaces, hardware/software, memories of semiconductor, magnetic and optional varieties, wired options, distribution frames, and to enter into dialogue with the system through Input/output devices or terminals. The LICENSEE will provide the necessary facilities for for continuous monitoring of the same, if required by the LICENSOR or its authorised representative(s). The LICENSOR will ordinarily carry out inspection after reasonable notice except in circumstances where giving such a notice will defeat the very purpose of the inspection.

            CONDITION  6:  FORCE -- MAJEURE

               If, at any time during the continuance of this licence, the performance in whole or in part, by either party, of any obligation under it is prevented or delayed, by reason of war or hostility, acts of the public enemy, civil commotion, sabotage, fire, flood, Act of State or direction from Statutory Authority, explosion, epidemic, quarantine restriction, strikes and lockouts (as are not limited to the establishments and facilities of the LICENSEE), or act of GOD (each hereinafter referred to as EVENT), provided notice of happenings of any such EVENT is given by either party to the other, within 21 days from the date of occurrence thereof, neither party shall, by reason of such EVENT, be entitled to terminate the licence, nor shall either party have any such claims for damages against the other, in respect of such non-performance or delay in performance. Provided SERVICE under the licence shall be resumed as soon as practicable, after such EVENT comes to an end or ceases to exist. The decision of the LICENSOR as to whether the SERVICE may be so resumed (and the time frame within which the SERVICE may be resumed) or not, shall be final and conclusive. However, the Force Majeure events noted above will not in any way cause extension of the period of Licence and will also not be a ground for non-payment of Licence fee.

CONDITION 7:  INTERCONNECTION WITH OTHER NETWORKS

7.1 Direct interconnectivity between two separately licensed ISPs shall be permitted. ; however, Interconnectivity is not permitted between ISPs who are permited to offer Internet Telephony Service and the ISPs who are not permitted to offer Internet Telephony Services. Authorised public/Government organisations will be allowed to provide INTERNET Gateway access including international leased circuits directly without going through VSNL Gateways. Private ISPs are allowed to provide such Gateways after obtaining Security clearances for which the Interface of Private ISPs shall only be with the Telecom Authority.

7.2 The licensee may obtain the transmission link on lease from DOT, Licensed Basic Service Operators, Railways, State Electricity Boards, National Power Grid Corporation or any other operator specially authorised to lease such lines to the ISPs.The licensee may also establish its own transmission links within its service area for carrying traffic originated and terminated by his subscribers, provided that such capacities are not available from any other authorised agencies and subject to permission of Telecom Authority.

7.3 An ISP may provide Internet Service to any VSAT subscriber (who could be served by a shared hub commercial service provider or captive private VSAT network), if the VSAT is located within the service area of the ISP. For this purpose, a direct interconnection of VSAT or VSAT-hub through leased line obtained from an authorised provider to the ISP's node/server shall be permitted only for the flow of Internet traffic. The existing Licence for Closed Users Group Domestic 64 KBPS Data Network via Insat Satellite System does not grant long distance carrier rights to the licensee. The ISP shall provide to the Telecom Authority a monthly statement of VSAT subscribers served with their locations and details of leased line interconnection with the VSAT hub. The VSAT hub, however, need not be located in the service area of the ISP.

7.4 Resources required for interconnecting the licensee's network to the network of upstream internet access provider (DOT/VSNL etc.) or any other service provider licensed by the Telecom Authority including time frame for provision of the same, will be mutually agreed between the parties concerned. The resources may refer to include but not limited to physical junctions, PCM derived channels, private wires, leased lines, data circuits and other network elements. The licensee shall apply for and obtain the network resources from the concerned parties. The tariff of such network resources is outside the scope of this licence agreement. Licensor will have no obligation to obtain such resources from other parties

7.5 Interconnectivity Requirements:- Private ISPs shall use IP(Internet Protocol) in conjunction with Transmission Control Protocol (TCP) and shall meet the interface requirements of the Internet Access Providers such as DOT/MTNL/VSNL to whose network, his node is connected. Some of the interfaces required are given below:-

            Interface Requirements

(i) Subscriber Dial up Access
2 wire access over PSTN for modem interface.
2 wire dial up access on ISDN Basic & Primary rate interfaces.

(ii) Leased Line Interface

64K, N x 64K or 2.048 Mb/s, N x 2.048 Mb/s  Leased lines.
Frame Relay.
X.25
ATM
G. 703

      Access to internet through authorised Cable Operator shall be permitted without additional licensing subject to applicable Cable Laws (The Cable Television Networks (Regulation) Act, 1995) as modified from time to time.

     `Last mile' linkages shall be freely permitted within Local Area either by fibre optic or radio communication for ISPs. In case of radio links, clearance from WPC wing of the DOT shall be required to be obtained by the ISPs to avoid frequency interference.

7.6 QUALITY OF SERVICE: The quality of service (QoS) shall be as prescribed from time to time by TRAI/Licensor; however,, at present QOS is not prescribed.


CONDITION 8: REQUIREMENT TO FURNISH INFORMATION TO THE LICENSOR/TELECOM
AUTHORITY

     8.1 Subject to Condition 8.2, the LICENSEE shall furnish to the TELECOM AUTHROITY, in such manner and at such times as the AUTHORITY may require, such documents, accounts, estimates, returns or other information.

     8.2 The LICENSEE may not be required to procure or furnish a report which would not normally be available to it unless the TELECOM AUTHORITY considers the particular report essential to enable it to exercise its functions.

     8.3 Engineering details:

The LICENSEE shall furnish complete technical details including traffic for proper engineering, planning and dimensioning of the interconnect equipment at the network -- network interface (NNI).

     8.4 The Licensee shall make available all the billing details of any subscriber on demand by Telecom Authority for up to one year.

     8.5 The Licensee shall provide to the Licensor on regular basis the volume of Internet Telephony traffic flowing through his network.


CONDITION 9:  EXTENSION OF LICENCE:

       This licence is valid initially for a period of FIFTEEN YEARS unless terminated earlier. If requested by the LICENSEE, extension may be granted by the LICENSOR at suitable terms for a period of five years or more at a time. The decision of the LICENSOR shall be final in the matter. The LICENSOR shall extend or refuse extension of the licence on a request received by it. Such request for extension may be made during 14th year of Licence and in any case before expiry of 14 years from effective date. If no request for extension is received by then, the licence shall automatically stand terminated as per due date.

      The licence will ordinarily be renewed on such terms and conditions as may be determined by the LICENSOR.

            CONDITION 10:  TERMINATION OF THE LICENCE:

            10.1 TERMINATION FOR DEFAULT:

     The LICENSOR may, without prejudice to any other remedy for breach of conditions of licence, by written notice of 30 days, issued to LICENSEE at its registered office 30 days in advance, terminate this licence in whole or part under any of the following circumstances:

     (a) if the LICENSEE fails to commission or deliver the SERVICE within the time period(s) specified in the licence or in any extension thereof, if granted by the LICENSOR. However, this does not prevent the licensee from commissioning the service even after scheduled date of commissioning, provided the licence does not already stand terminated and the Performance Tests are satisfactory.

                                       Or

      (b) if the LICENSEE fails to perform any other obligation(s) under the Licence including remittance of timely payments of Licence fee due to the LICENSOR and the LICENSEE does not rectify the failure within a notice period of 30 days or during such further period, as the LICENSOR may authorise in writing in this regard.

       In the event of such termination of licence, the amount equivalent to Performance Bank Guarantee (PBG) shall be recovered by encashing the PBG and money so recovered shall be forfeited. The Licensee shall not be entitled to any damages or compensation for such termination.

10.2 TERMINATION FOR INSOLVENCY:

      The LICENSOR may, at any time, terminate the licence without compensation to him, if the LICENSEE becomes bankrupt or otherwise insolvent or applies for being adjudicated as insolvent/bankrupt, provided such termination shall not prejudice or affect any right of action which has accrued or will accrue thereafter to the LICENSOR. The right of termination will arise on the LICENSEE being adjudicated or applying for being adjudicated as bankrupt.

10.3 TERMINATION FOR CONVENIENCE:

      If the LICENSEE desires to surrender the licence, it shall give an advance notice of 30 days to the Licensor to this effect. If the service is in operation, the licensee shall also intimate its subscribers of consequential withdrawal of service by serving a 15 days notice to them. The financial liability of the licensee company for termination of the licence for convenience shall be as below:-

       (a) After start of service:- If during the notice period, acceptable level of service is not delivered to the customer, the licensee shall forfeit all claims on the Performance Bank Guarantee which shall be encashed and the amount shall be adjusted towards damages.

       (b) Before start of service:- The licensee can surrender the licence by paying surrender charges equivalent to 5% of the Performance Bank Guarantee
(PBG) amount i.e. Rs. 10 lakh for category 'A', Rs. 1 lakh for category 'B and Rs. 15,000 for category 'C' license The PBG shall be returned after the licence and ensuring clearance all dues as per Clause 10.5.4.

10.4 TERMINATION FOR TRANSFER OF THE LICENCE:

The LICENSEE shall not, in any manner whatsoever, transfer the licensing rights granted to it, to any other party without written consent of Licensor. Any violation shall be construed as a breach of licence and the licence shall be terminated in accordance with the provisions as contained in condition 10.1 hereinabove.

10.5 ACTIONS PURSUANT TO TERMINATION OF LICENCE AS PER CLAUSES 10.1, 10.2, 10.3 AND 10.4 ABOVE:

10.5.1 In the event of termination of the licence, the LICENSOR may procure upon such terms and conditions and in such manner as deemed appropriate/fit, the required resources will make up for those not installed, not delivered or not brought into commission so as to enable provision of SERVICE and the LICENSEE shall be liable to the LICENSOR for any excess/extra costs for such corrective efforts. The criteria for determining the terms and conditions for such procurement will depend upon the market prices, prevailing at the time of procurement. The decision of the LICENSOR in this matter shall be final in all respects.

10.5.2 Whenever the licence is terminated or not extended, the LICENSOR may, in order to ensure the continuity of the SERVICE, take such steps, as are necessary, including the following:-

(i) permit the Department of Telecommunications/MTNL or its successor to take over; or


(ii) issue licence to another Indian Company for running the SERVICE. The LICENSEE shall facilitate taking over by DOT/MTNL or the new LICENSEE all those assets as are essential for the continuity of the SERVICE.

10.5.3 During the period when a notice for termination of licence is pending, the Quality of Service to the Subscribers shall be maintained. If the SERVICE quality is not maintained, (during the notice period), it will be treated as breach of licence conditions and will be dealt with as such including recovery of damages.

10.5.4 The Performance Bank Guarantee, if due, shall be returned to the licensee company 6 months after the termination of the licence and after ensuring clearance of any dues which the licensee company is liable to pay.

            CONDITION 11: DISPUTES WITH OTHER PARTIES

11.1 In the event of any dispute of the LICENSEE with any other service provider or any party other than licensor due to any reason whatsoever, the dispute will be sorted out among themselves and LICENSOR will have no liability in any manner. However, in case of dispute arising with other parties due to non-observance of rules and regulations by the LICENSEE as provided in this licence, the LICENSOR will have full powers to take any action against licensee as is provided in the relevant clauses of this licence. The LICENSEE undertakes to indemnify LICENSOR in respect of any action against LICENSOR for acts of commission or omission on the part of the LICENSEE, its agents and servants.

            CONDITION 12: ARBITRATION OF DISPUTES:

12.1 In the event of any question, dispute or difference between parties arising under the licence, or in connection therewith, except as to the matter, the decision of which is specifically provided under the licence, the same shall be referred to the sole arbitration of the TELECOM AUTHORITY or in case its designation has changed or its office is abolished, then, in such case, to the sole arbitration of the officer for the time being entrusted, whether in addition to his duties the functions of the TELECOM AUTHORITY or by whatever designation such officer may be called (hereinafter referred to as the said officer), and if the TELECOM AUTHORITY or the said officer is unable or unwilling to act as such, to the sole arbitration, of some other person appointed by the TELECOM AUTHORITY or the said officer. The arbitration proceedings shall be in accordance with the Indian Arbitration and Conciliation Act, 1996 and rules framed thereunder or any modifications or re-enactment thereof made from time to time.

12.2 There will be no objection to any such appointment that the Arbitrator is a Government Servant, or he has to deal with the matter to which the licence relates. The award of the arbitrator shall be final and binding on the parties. In the event of such Arbitrator, to whom the matter is originally referred, being transferred or vacating his office, or being unable to act for any reason whatsoever, in case the Telecom Authority or the said officer was himself acting as an officer, his successor in office shall act as an Arbitrator or may appoint some other person to act as an Arbitrator. In case the retiring Arbitrator was a person appointed by the Telecom Authority or the said officer, a new Arbitrator shall be appointed in his place by the Telecom Authority or the said officer and the new Arbitrator shall be entitled to proceed from the stage at which it was left out by his predecessor.

12.3 The venue of arbitration proceeding shall be the office of TELECOM AUTHORITY at New Delhi or such other place as the arbitrator may decide.

            CONDITION 13: FINANCIAL CONDITIONS

    13.1 TARIFF: LICENSEE will be free to fix its own tariff to be charged from subscriber. The tariff shall be left open to be decided by market forces. The licensee company shall intimate the Telecom Authority, the tariff for the service to be charged from its subscribers and any changes thereof. However, the TRAI (Telecom Regulatory

Authority of India) may review and fix a tariff at any time during the validity of the licence which scale of tariff shall be binding on the Licensee.

13.2 OWNERSHIP OF THE CUSTOMER PREMISES EQUIPMENT: The provision of Customer Premises Equipment (CPE) at subscriber's premises shall be responsibility of the subscriber.

13.3 THE COMMUNICATION RESOURCES & OTHER SUPPORT FACILITIES: LICENSEE will have to make its own arrangement for all infrastructure involved in providing the SERVICE. However, the charges for any communication resources required for the purpose of networking and delivery of Internet Traffic to the upstream network access provider, i.e., DOT/MTNL/VSNL/ or other licensed service provider on the request of the LICENSEE will be at the rates fixed by the DOT/MTNL/VSNL or other licensed service provider from time to time.

13.4 The LICENSEE shall be bound by the terms and conditions of the licence granted as well as by such regulations and instructions as are issued by the LICENSOR and/or its successors from time to time.

13.5 PREPARATION OF ACCOUNTS:

The LICENSEE shall;

(a) maintain and prepare accounting records, sufficient to show and explain its transactions in respect of each financial year or part thereof of the LICENCE during which this Licence is in force, or of such lesser periods as the LICENSOR may specify, fairly presenting the costs (including capital costs), revenue and financial position of the LICENSEE's business and including a reasonable assessment of the assets employed in and liabilities attributable to the LICENSEE's business.

(b) procure in respect of each of those accounting statements prepared in respect of a financial year or part thereof of the LICENSEE, a report by the LICENSEE'S Auditor stating whether in his opinion that statement is adequate for the purposes of the condition; and

(c) deliver to the LICENSOR a copy of each of the accounting statements not later than six months after the end of the period to which they relate.

In this condition: the "Auditor" means the LICENSEE's auditor for the time being appointed in accordance with the requirements of the Companies' Act, 1956.

13.6 PERFORMANCE BANK GUARANTEE(PBG):

        A performance bank guarantee of Rs. 2.00 crores for category `A' Service Area, Rs. 20.00 lakhs for each category `B' Service Area and Rs. 3.00 lakhs for each category `C'

Service Area valid for two years from any Scheduled Bank in the prescribed form (Schedule DD' of the draft Licence Agreement) shall be submitted along with the application for each service area. The licensee will be liable to extend the validity of Performance Bank Guarantee two months prior to its date of expiry on its own without demand from the Licensor for a further period of one year on year to year basis. On any failure to do so which failures shall amount to the breach of this Licence, the performance bank guarantee will be encashed without giving any notice. This is without prejudice to any other action that may be taken under the terms and conditions of the licence.

13.7 LICENSOR, without prejudice to its rights to any other remedies, is free to encash the Performance Bank Guarantee in part or in full, in case of any breach of terms and conditions of the licence by the LICENSEE including non-payment of licence fee etc.

13.8 Breach or non-fulfilment of licence conditions may come to the notice of the LICENSOR through complaints or as part of regular monitoring. Wherever considered necessary, LICENSOR will conduct an inquiry to determine whether there has been any breach of the terms and conditions of the licence. The LICENSEE will be given an opportunity of hearing before any action adverse to his interest is taken.

           The LICENSOR shall decide in each case the penalty to be levied for any breach of the terms and conditions of the License. If the penalty is not discharged or complied with , the LICENSOR has the right to encash, in part or in full, the Performance Bank Guarantees.

      13.9: CHARGES FOR NETWORK RESOURCES

The LICENSEE shall also separately pay charges for network resources provided to the Licensee on licensee's request by the Department of Telecommunications /MTNL/VSNL/other licensed service providers at rates applicable from time to time.

            CONDITION 14: SET OFF

      Any sum of money due and payable to the LICENSEE under this licence may be appropriated by the Government or any other person or persons including contracting through the Government of India and the same may be set off against any claim of the Government or such other persons, for payment of a sum of money arising out of this licence or under any other licence made by the LICENSEE with the Government or such other person or persons including TELECOM AUTHORITY.

                                  SCHEDULE `C'

            PART -- III: COMPLIANCE  STATEMENT

            This company, hereby, agrees to fully comply with all General, Technical, Commercial and Financial terms and conditions of the Application Form, Guidelines and General Information on Internet Services and amendments/clarifications issued by the Telecom Authority, without any deviation and reservations.

The company, hereby , agrees and undertakes to fully comply with all terms and conditions stipulated in this Licence Agreement without any deviation and reservation.

Signature of the authorised signatory of the operating company (Licensee).

For and on behalf of M/s  ____________________________________________
                                     (Name of the Company)

                                  SCHEDULE 'D'

                     PROFORMA FOR PERFORMANCE BANK GUARANTEE

To

The President of  India
Acting through the Telegraph Authority


            In consideration of the President of India acting through the Telegraph Authority (hereinafter referred to as 'the Authority') having agreed to grant a licence to M/s................... of ...............(hereinafter called the 'LICENSEE') to establish, maintain and operate Internet service (hereinafter called the 'SERVICE') on the terms and conditions contained in the said Licence, which interalia provides for production of a Bank Guarantee to the extent of Rs...................... ( .................................. in
words) for the service by way of security for the due observance and performance of the terms and conditions of the said licence we .......................
(indicate the name and address and other particulars of the bank) (hereinafter referred to as 'the Bank') at the request of the LICENSEE hereby irrevocably and unconditionally guarantee to the Authority that the Licensee shall render all necessary and efficient services which may be require to be rendered by the LICENSEE in connection with and / or for performance of the said LICENSEE and further guarantees that the service which shall be provided by the LICENSEE under the said licence, shall be actually performed in accordance with terms and conditions of the LICENCE to the satisfaction of the Authority.

2. We, the bank hereby undertake to pay to the Authority an amount not exceeding
Rs. ......................... (Rupees........................................
only) against any loss or damage caused to or suffered or would be caused to or suffered by the Authority by reason of any breach by the said LICENSEE of any of the terms and conditions contained in the said licence.

3. We, the bank hereby, in pursuance of the terms of the said licence, absolutely, irrevocably and unconditionally guarantee as primary oblige and not merely as surety the payment of an amount of Rs. ..........................
(Rupees...................... only) to the Authority to secure due and faithful performance by the LICENSEE of all his/their obligations under the said Licence.

4. We, the bank hereby also undertake to pay the amounts due and payable under this guarantee without any demur, merely on a demand from the Authority stating that the amount claimed is due by way of loss or damage caused or would be caused to or suffered by the Authority by reason of breach by the said LICENSEE of any of the terms or conditions contained in the said Licence or by reason of the LICENSEE's failure to perform any of its obligations under the said Licence.

          We, the bank, do hereby agree that the decision of the Authority as to whether the licensee has failed to or neglected to perform or discharge his duties and obligations as aforesaid and/or whether the service is free from deficiencies and defects and is in accordance with or not of the terms & conditions of the said Licence and as to the amount payable to the Authority by the Bank hereunder shall be final and binding on the Bank.

WE, THE BANK, DO HEREBY DECLARE AND AGREE that :

(a) the Guarantee herein contained shall remain in full force and effect for a period of two years from the date hereof and that if shall continue to be enforeable till all the dues of the Authority and by virtue of the said Licence have been fully paid and its claims satisfied or discharged or till Authority satisfies that the terms an conditions of the said licence have been fully and properly carried out by the said LICENSEE and accordingly discharged this guarantee.

the Authority shall have the fullest liberty without our consent and without affecting in any manner our obligations hereunder to vary any of the term and conditions of the said Licence or to extend time of performance of any obligations by the said LICENSEE from time to time or to postpone for any time or from time to time any of the powers exercisable by the Authority against the said LICENSEE and to forbear or to enforce any of the terms and conditions relating to the said Licence and we shall not be relieved from out liability by reason of any variation or extension being granted to the said LICENSEE or forbearance act or omission on the part of the Authority or any indulgence by the Authority to the said LICENSEE or to give such matter or thing whatsoever which under the law relating to sureties would but for this provision, have effect of so relieving us.

Any claim which we have against the LICENSEE shall be subject and subordinate to the prior payment and performance in full of all the obligations of us hereunder we will not without prior written consent of the Authority exercise any legal right or remedy of any kind in respect of any such payment or performance so long as the obligations of us hereunder remains owing and outstanding.

This guarantee shall be irrevocable and the obligations of us herein shall not be conditional of any prior notice by us or by the LICENSEE.

            7. We the BANK undertake not to revoke this Guarantee during its currency except with the previous consent of the Authority in writing.


            Date......................day...........      for ____________________
                                                               (name of the bank)


            Witness :

            1....................................      2...........................................
            .....................................      ............................................
            .....................................      ............................................